Exhibit 10.1
DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Performance Stock Unit Agreement (the “Agreement”).

I.	NOTICE OF GRANT
Name:
Address:
The undersigned Participant has been granted an Award of Performance Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows (each of the following capitalized terms are defined terms having the meaning indicated below):

Date of Grant:
Target PSUs:
Performance Period:
Vesting Conditions:	Per this Agreement (including Addendum A)

II.	AGREEMENT
1.Grant of PSUs. Danaher Corporation (the “Company”) hereby grants to the Participant named in this Notice of Grant (the “Participant”), an award (“Award”) of Restricted Stock Units with performance-based vesting conditions (“Performance Stock Units” or “PSUs”) subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.
2.Vesting. Except as may otherwise be set forth in this Agreement or in the Plan, the Award shall vest with respect to the number of PSUs, if any, as determined pursuant to the terms of Addendum A (such terms are referred to herein as the “Vesting Conditions”); provided that (except as set forth in Sections 4(b) and 4(c) below) the Award shall not vest with respect to any PSUs under the terms of this Agreement unless the Participant continues to be actively employed with the Company or an Eligible Subsidiary from the Date of Grant through the date on which the Compensation Committee (the “Committee”) of the Company’s Board of Directors determines the number of PSUs that vest pursuant to the Vesting Conditions (the “Certification Date”). The Committee shall determine how many PSUs vest pursuant to the Vesting Conditions and such determination shall be final and conclusive. Until the Committee has made such a determination, none of the Vesting Conditions will be considered to have been satisfied. Such certification shall occur, if at all, no later than four (4) calendar months following the last day of the Performance Period (the “Certification End Date”).

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3.Form and Timing of Payment; Conditions to Issuance of Shares.
(a)    Form and Timing of Payment. The Award of PSUs represents the right to receive a number of shares of Company Common Stock (“Shares”) equal to the number of PSUs that vest pursuant to the Vesting Conditions. Prior to actual issuance of any Shares underlying the PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and this Agreement, with respect to any PSUs that vest in accordance with this Agreement (other than in cases where the Participant dies during employment, which is addressed in Section 4(b) below), the underlying Shares (and related Dividend Equivalent Rights) will be paid to the Participant as soon as practicable (but in any event within 90 days) following the fifth anniversary of the commencement date of the Performance Period (the “Commencement Date”), and such payment shall not be conditioned on continuation of Participant’s active employment with the Company or an Eligible Subsidiary following the Certification Date. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Participant to take any reasonable action in order to comply with any such rules or regulations. In the event the Participant is vested in a fractional portion of a PSU (a “Fractional Portion”), such Fractional Portion will be rounded up and converted into a whole Share and issued to the Participant.
(b)    Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon vesting of a PSU, the Committee may require that the Participant agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Participant acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.
4.Termination of Employment.
(a)    General. In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates for any reason (other than as set forth in Sections 4(b) and 4(c) below, but including for Disability) whether or not in breach of applicable labor laws, all PSUs that are unvested as of termination shall automatically terminate as of the date of termination and Participant’s right to receive further PSUs under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Participant has ceased to be actively employed by (or, if the Participant is a consultant or director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. The Participant’s active employer-employee or other active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law). Unless the Committee provides otherwise (1) termination of the Participant’s employment will include instances in which Participant is terminated and immediately rehired as an independent contractor, and (2) the spin‑off, sale, or disposition of the Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment or service.

(b)    Death.
(i)    In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates (the date of any such termination (whether or not as a result of death) is referred to as the “Termination Date”) as a result of death prior to the conclusion of the Performance Period, the Participant’s estate will become vested in the portion of the Award determined by multiplying (1) the amount of Target PSUs (and related Dividend Equivalent Rights) subject to such Award, times (2) the quotient of the number of complete twelve-month periods between and including the Commencement Date and the Termination Date (provided that any partial twelve-month period between and including the Commencement Date and the Termination Date shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods in the Performance Period (such quotient is referred to as the “Death Proration Quotient”, provided that the Death Proration Quotient shall never be greater than 1.0). Unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any PSUs the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m). With respect to any PSUs that vest pursuant to this Section 4(b), the underlying Shares (and related Dividend Equivalent Rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following Participant’s death.
(ii)    In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates as a result of death following the conclusion of the Performance Period but prior to the date the Shares (and related Dividend Equivalent Rights) underlying vested PSUs are issued and paid, the underlying Shares (and related Dividend Equivalent Rights) will be paid to the Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the later of (i) Participant’s death, and (ii) the Certification End Date.
(iii)    For avoidance of doubt, in all other situations, if a Participant dies after the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates but prior to the date the Shares (and related Dividend Equivalent Rights) underlying vested PSUs are issued and paid, the underlying Shares (and related Dividend Equivalent Rights) will be paid to Participant’s estate as soon as reasonably practicable (but in any event within 90 days) following the fifth anniversary of the Commencement Date.
(c)    Retirement. In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates prior to the Certification Date as a result of (i) Normal Retirement or (ii) Partcipant voluntarily ceasing to be an Employee at or after having both reached age 55 and completed at least ten years of service as an Employee, the Participant will become vested in a number of PSUs (and related Dividend Equivalent Rights) determined by multiplying (1) the amount of PSUs actually earned pursuant to the Vesting Conditions (which shall be determined following completion of the Performance Period) under such Award, times (2) the quotient of the number of complete months between and including the Commencement Date and the Termination Date (provided that any partial month between and including the Commencement Date and the Termination Date shall also be considered a complete month for purposes of this pro-ration methodology), divided by the total number of months in the Performance Period (such quotient is referred to as the “Retirement Proration Quotient”, provided that the Retirement Proration Quotient shall never be greater than 1.0)
(d)    Gross Misconduct. If the Participant’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Participant’s unvested PSUs shall automatically terminate as of the time of termination without consideration. The Participant acknowledges and agrees that the Participant’s termination of employment shall also be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.
(e)    Violation of Post-Employment Covenant. To the extent that any of the Participant’s unvested PSUs remain outstanding under the terms of the Plan or this Agreement after the Termination Date, any unvested PSUs shall expire as of the date the Participant violates any covenant not to compete or other post-employment covenant that exists between the Participant on the one hand and the Company or any subsidiary of the Company, on the other hand.
(f)    Non-Transferability of PSUs; Term of PSUs. Unless the Committee determines otherwise in advance in writing, PSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Participant.
5.Amendment of PSUs or Plan.
(a)The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Award in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Participant’s rights hereunder can be made only in an express written contract signed by the Company and the Participant. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Participant’s rights under outstanding PSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of PSUs.
(b)    The Participant acknowledges and agrees that the Committee may in its sole discretion reduce or eliminate the Participant’s unvested PSUs if the Participant changes classification from a full-time employee to a part-time employee.
6.Tax Obligations.
(a)    Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Participant (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the PSUs is and remains the Participant’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Participant authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant (with respect to the award granted hereunder as well as any equity awards previously received by the Participant under any Company stock plan) by one or a combination of the following: (i) requiring the Participant to pay Tax-Related Items in cash with a cashier’s check or certified check or by wire transfer of immediately available funds; (ii) withholding cash from the Participant’s wages or other compensation payable to the Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to the Participant upon payment on the PSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon payment on the PSUs; or (v) withholding in Shares otherwise issuable to the Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment) using the Fair Market Value of the Shares on the date of the relevant taxable event. Participant shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that are not satisfied by any of the means previously described. For the avoidance of doubt, in no event will the Company and/or Employer withhold more than the minimum amount of Tax Related Items required by law (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment), nor shall any Participant have the right to require the Company and/or Employer to withhold more than such amount. The Company may refuse to deliver the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.
(b)    Code Section 409A. Payments made pursuant to this Plan and the Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all PSUs granted to Participants who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the PSUs shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any PSUs granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.
Notwithstanding anything to the contrary in this Agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to the Participant under this Agreement. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Participant’s “separation from service” (as defined for purposes of Section 409A)) the “two years/two-

times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.
For purposes of making a payment under this Agreement, if any amount is payable as a result of a Substantial Corporate Change, such event must also constitute a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.
If the Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and such payment is payable by reason of a separation from service, then to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.
7.Rights as Shareholder; Dividends. The Participant shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in this Section 7 with respect to Dividend Equivalent Rights) and no voting rights, with respect to the PSUs or any Shares underlying or issuable in respect of such PSUs until such Shares are actually issued to the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such Shares. If on or after the Date of Grant and prior to the date the Shares underlying vested PSUs are issued to the Participant the Board declares a cash dividend on the shares of Company Common Stock, the Participant will be credited with dividend equivalents equal to (i) the per share cash dividend paid by the Company on its Common Stock on the dividend payment date established by the Committee, multiplied by (ii) the total number of PSUs subject to the Award that vest (a “Dividend Equivalent Right”); provided that any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 7 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the PSUs to which they relate and for the avoidance of doubt shall only vest and be paid if and when the PSUs to which such Dividend Equivalent Rights relate vest and the underlying shares are issued; and provided further that Dividend Equivalent Rights that vest and are paid shall be paid in cash.
8.No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Participant and this Agreement shall not confer upon the Participant any right to continuation of employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries right to terminate the Participant’s employment or at any time, with or without cause (subject to any employment agreement a Participant may otherwise have with the Company or a Subsidiary thereof and/or applicable law).
9.Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any PSUs have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Plan participants are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

10.Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the PSUs for construction and interpretation.
11.Electronic Delivery.
(a)    If the Participant executes this Agreement electronically, for the avoidance of doubt Participant acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Participant acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.
(b)    If the Participant executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.
(c)    If Participant executes this Agreement multiple times (for example, if the Participant first executes this Agreement in electronic form and subsequently executes this Agreement in paper form), the Participant acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single Award relating to the number of PSUs set forth in the Notice of Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.
(d)    The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the PSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Participant pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Participant hereby consents to receive such documents by electronic delivery. At the Participant’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Participant.
12.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan and in the Company’s Amended 1998 Plan.
Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the PSUs or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan and/or the Amended 1998 Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the Amended 1998

Plan, that these recipients may be located in Participant’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan and/or in the Amended 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon vesting and payment of the PSUs or any other entitlement to Shares.
Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the Amended 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participant understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the Amended 1998 Plan. In addition, Participant understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding the Participant’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
13.Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the PSUs or hereunder, or the rights, duties or liabilities created hereby.
14.Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
15.Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to the PSUs, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware.
16.Nature of PSUs. In accepting the PSUs, Participant acknowledges and agrees that:
(a)    the award of PSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs, benefits in lieu of PSUs or other equity awards, even if PSUs have been awarded repeatedly in the past;
(b)    all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;
(c)    Participant’s participation in the Plan is voluntary;
(d)    the award of PSUs and the Shares subject to the PSUs are an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Participant’s employment or service contract, if any;

(e)    the award of PSUs and the Shares subject to the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;
(f)    the award of PSUs and Participant’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;
(g)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(h)    the value of the Shares acquired upon vesting/settlement of the PSUs may increase or decrease in value;
(i)    in consideration of the award of PSUs, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or Shares upon vesting of the Award resulting from termination of Participant’s employment or continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws and whether or not later found to be invalid) and in consideration of the grant of the Award, Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement/electronically accepting the Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue or seek remedy for any such claim;
(j)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and
(k)    Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
17.Language. If Participant has received the Plan, this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.
18.Addendum B. The PSUs shall be subject to the special terms and provisions (if any) set forth in the Addendum B to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the PSUs. The Addendum B constitutes part of this Agreement. In addition, the Company reserves the right to impose other requirements on the PSU and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense to the Company, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.Recoupment. The PSUs granted pursuant to this Agreement are subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) (the “Policy”) if and to the extent such Policy by its terms applies to the PSUs, and to the terms required by applicable law; and the terms of the Policy and such applicable law are incorporated by reference herein and made a part hereof.
20.Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Participant regarding certain events relating to awards that the Participant may have received or may in the future receive under the 1998 Plan and/or the Plan, such as notices reminding Participant of the vesting or expiration date of certain awards. Participant acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Participant the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Participant has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Participant as a result of the Company’s failure to provide any such notices or Participant’s failure to receive any such notices.
21.Consent and Agreement With Respect to Plans. Participant (1) acknowledges that the Plan and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts these PSUs subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options, restricted stock units and PSUs, if any, held by Participant that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
In addition, in consideration of the PSUs and by signing/electronically accepting this Agreement, the Participant agrees as follows with respect to any stock options or restricted stock units held by Participant that were previously granted under the Company’s 1998 Stock Option Plan as it has existed from time to time: the Participant (1) acknowledges that the Company’s Board of Directors approved an amended version of the 1998 Stock Option Plan in July 2009 and that the amended version of the 1998 Stock Option Plan (the “Amended 1998 Plan”) and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read the Amended 1998 Plan and the prospectus relating thereto and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice and fully understands all provisions of the Amended 1998 Plan; (3) consents and agrees to the Amended 1998 Plan (and for the avoidance of doubt consents and agrees to each amended term reflected in the Amended 1998 Plan); (4) consents and agrees that all options and restricted stock units, if any, held by Participant that were previously granted under the 1998 Stock Option Plan as it has existed from time to time are now governed by the Amended 1998 Plan as in effect on the date of this Agreement; and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Amended

1998 Plan. Participant further agrees to notify the Company upon any change in his or her residence address.

[If the Agreement is signed in paper form, complete and execute the following:]

PARTICIPANT	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM A

PERFORMANCE VESTING REQUIREMENTS
1.    Performance Criteria. For the avoidance of doubt, terms defined in the Agreement will have the same definition in this Addendum A. The number PSUs awarded hereunder that vest will be determined based on the Company’s relative total shareholder return (“TSR”) percentile for the Performance Period. The percentage of the Target PSUs (and related Dividend Equivalent Rights) that vest will be determined as follows:

TSR Percentile Rank	Percentage of Target PSUs That Will Vest on Vesting Date
75th percentile and above	200%
55th percentile	100%
35th percentile	50%
Below 35th percentile	0%
For TSR Percentile Rank performance for the Performance Period between the levels indicated above, the portion of the PSUs that vest will be determined on a straight-line basis (i.e., linearly interpolated) between the two nearest vesting percentages indicated above. The PSUs that do not vest will terminate. Notwithstanding the foregoing:

(a)	if the Company’s TSR for the Performance Period is positive, in no event shall less than twenty-five percent (25%) of the Target PSUs vest; and

(b)	if the Company’s TSR for the Performance Period is negative, in no event shall more than one hundred percent (100%) of the Target PSUs vest.
2.    Definitions. For purposes of the Award, the following definitions will apply:

•
“Beginning Price” means, with respect to the Company and any other Comparison Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day before the beginning of the Performance Period. For the purpose of determining Beginning Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

•
“Comparison Group” means the Company and each other company included in the Standard & Poor’s 500 index on the first day of the Performance Period and, except as provided below, the common stock (or similar equity security) of which is continually listed or traded on a national securities exchange from the first day of the Performance Period through the last trading day of the Performance Period. In the event a member of the Comparison Group files for bankruptcy or liquidates due to an insolvency, such company shall continue to be treated as a Comparison Group member, and such company’s Ending Price will be treated as $0 if the common stock (or similar equity security) of such company is no longer listed or traded on a national securities exchange on the last trading day of the Performance Period (and if multiple members of the Comparison Group file for bankruptcy or liquidate due to an insolvency, such members shall be ranked in order of when such bankruptcy or liquidation occurs, with earlier bankruptcies/ liquidations ranking lower than later bankruptcies/liquidations). In the event of a formation of a new parent company by a Comparison Group member, substantially all of the assets and liabilities of which consist immediately after the transaction of the equity interests in the original Comparison Group member or the assets and liabilities of such Comparison Group member immediately prior to the transaction, such new parent company shall be substituted for the Comparison Group member to the extent (and for such period of time) as its common stock (or similar equity securities) are listed or traded on a national securities exchange but the common stock (or similar equity securities) of the original Comparison Group member are not. In the event of a merger or other business combination of two Comparison Group members (including, without limitation, the acquisition of one Comparison Group member, or all or substantially all of its assets, by another Comparison Group member), the surviving, resulting or successor entity, as the case may be, shall continue to be treated as a member of the Comparison Group, provided that the common stock (or similar equity security) of such entity is listed or traded on a national securities exchange through the last trading day of the Performance Period. With respect to the preceding two sentences, the applicable stock prices shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of the transaction.

•
“Ending Price” means, with respect to the Company and any other Comparison Group member, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending on the last trading day of the Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the ex-dividend date.

•	“Performance Period” means the Performance Period specified in the Notice of Grant.

•	“Target Award Value” means the Target Award Value specified in the Notice of Grant.

•
“TSR” shall be determined with respect to the Company and any other Comparison Group member by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price from the applicable Ending Price plus (ii) all dividends and other distributions on the respective shares with an ex-dividend date that falls during the Performance Period by (b) the applicable Beginning Price. Any non-cash distributions shall be valued at fair market value. For the purpose of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.

•
“TSR Percentile Rank” means the percentile ranking of the Company’s TSR among the TSRs for the Comparison Group members for the Performance Period. TSR Percentile Rank is determined by ordering the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members) from highest to lowest based on TSR for the relevant Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In determining the Company’s TSR Percentile

Rank for the Performance Period, in the event that the Company’s TSR for the Performance Period is equal to the TSR(s) of one or more other Comparison Group members for that same period, the Company’s TSR Percentile Rank ranking will be determined by ranking the Company’s TSR for that period as being greater than such other Comparison Group members. After this ranking, the TSR Percentile Rank will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

TSR Percentile Rank =	(N - R)	* 100
N
“N” represents the number of Comparison Group members for the relevant Performance Period (plus the Company if the Company is not one of the Comparison Group members for that Performance Period).
“R” represents the Company’s ranking among the Comparison Group members (plus the Company if the Company is not one of the Comparison Group members for the relevant Performance Period).
3.    General. With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any change in corporate capitalization, such as a stock split, stock dividend or reverse stock split, occurring during the Performance Period (or during the applicable 20-day period in determining Beginning Price or Ending Price, as the case may be). In the event of any ambiguity or discrepancy, the determination of the Committee shall be final and binding.

ADDENDUM B

This Addendum includes additional terms and conditions that govern the PSUs granted to Participant if Participant resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Grant, the Agreement or the Plan.
This Addendum may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning PSUs in effect as of April 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan as the information may be out of date at the time Participant vests in the PSUs or sells Shares acquired under the Plan.
In addition, this Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant’s country apply to Participant’s specific situation.
If Participant resides in a country but is considered a citizen or resident of another country for purposes of the country in which Participant resides, the information contained in this Addendum may not be applicable to Participant.
PARTICIPANTS IN ARGENTINA
Securities Law Notice
Participant understands that neither the grant of the PSUs nor the Shares to be issued pursuant to the Award constitute a public offering as defined by the Law N° 17,811, or any other Argentine law. The offering of the PSUs is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.
Labor Law Acknowledgement
Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, Participant acknowledges that the grant is made by the Company on behalf of Participant’s local employer.
Exchange Control Notice
In the event that Participant transfers proceeds from the sale of Shares or the receipt of any dividends paid on such Shares into Argentina within 10 days of receipt (i.e., the proceeds have not been held in the offshore bank or brokerage account for at least 10 days prior to transfer), Participant must deposit 30% of the proceeds into a non-interest bearing account in Argentina for 365 days. If Participant has satisfied the 10-day holding obligation, the Argentine bank handling the transaction may request certain documentation in connection with Participant’s request to transfer proceeds into Argentina, including evidence of the sale or dividend payment and proof that no funds were remitted out of Argentina to acquire the Shares. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the proceeds be placed in a non-interest bearing dollar denominated mandatory deposit account for a holding period of 365 days. Please note that exchange control regulations in Argentina are subject to frequent change. Participant should consult with Participant’s personal legal advisor regarding any exchange control obligations Participant may have in connection with Participant’s participation in the Plan.
Foreign Asset Reporting Information
If Participant holds Shares as of December 31 of any year, Participant is required to report the holding of the Shares on his or her personal tax return for the relevant year.
PARTICIPANTS IN AUSTRALIA
Securities Law Notice
If Participant acquires Shares pursuant to the vesting/settlement of the PSUs and offers his or her Shares for sale to a person or entity resident in Australia, Participant’s offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Exchange Control Notice
Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will be responsible for filing the report.
Participants in Austria
Exchange Control Notice
If Participant holds Shares acquired under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.
When Participant sells Shares acquired under the Plan or receives a dividend payment, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).
Participants in BELGIUM
Foreign Asset Reporting Information
Participant is required to report any security or bank account opened and maintained outside Belgium on Participant’s annual tax return.

Participants in BRAZIL
Compliance with Law
By accepting the PSUs, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the PSUs, and the sale of Shares acquired under the Plan and the receipt of any dividends.
Exchange Control Notice
If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares acquired under the Plan.
PARTICIPANTS IN CANADA
Consent to Receive Information in English for Participants in Quebec
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.
Les parties reconnaissent avoir exigé la rédaction en anglais du présent Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite au présent Contrat.
PSUs Payable Only in Shares
PSUs granted to Participants in Canada shall be paid in Shares only. In no event shall any of such PSUs be paid in cash, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.
Data Privacy
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and its Subsidiaries and affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in his or her employee file.
Securities Law Notice
The Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares is listed. The Shares are currently listed on the New York Stock Exchange.
Foreign Asset Reporting Information
Foreign property (including Shares) held by Canadian residents must be reported annually on Form T1135 (Foreign Income Verification Statement) if the total value of such foreign property exceeds C$100,000 at any time during the year. It is not certain if the grant of PSUs itself constitutes foreign property that needs to be reported on For T1135. For the 2013 taxation year, the filing deadline is July 31, 2014. For 2014 and later, the form must be filed by April 30th of the following year. It is Participant's responsibility to comply with applicable reporting obligations.
PARTICIPANTS IN CHILE
Securities Law Notice
Neither the Company nor Shares underlying the PSUs are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.
Exchange Control Notice
It is the Participant’s responsibility to make sure that the Participant complies with exchange control requirements in Chile when the value of his or her stock transaction is in excess of US$10,000.
According to the International Exchange Transaction Regulations (“IETR”) issued by the Central Bank of Chile, it is arguable whether the acquisition of Shares for which you do not remit funds abroad represents an “investment operation”. In case the acquisition qualifies as an investment operation under the IETR and the aggregate value of any Shares exceeds US$10,000, the Participant must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within ten (10) days of the settlement of the PSUs.
The Participant is not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends or dividend equivalents. However, if the Participant decides to repatriate such funds, the Participant must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Participant must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Participant’s aggregate investments held outside of Chile exceeds US$5,000,000 (including the investments made under the Plan), the Participant must report the investments annually to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Participant should consult with his or her personal legal advisor regarding any exchange control obligations that the Participant may have prior to the vesting of the PSUs.
Annual Tax Reporting Obligation
The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Participant is not a Chilean citizen and has been a resident in Chile for less than three years, the Participant is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

PARTICIPANTS IN CHINA
Terms and Conditions - Exchange Control Restrictions Applicable to Participants who are PRC Nationals
Participant understands and agrees that upon PSU vesting the underlying Shares may be sold immediately or, at the Company’s discretion, at a later time. Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes such broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the vesting of the PSUs has been satisfied. Due to fluctuations in the Share price and/or the US Dollar exchange rate between the vesting date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the vesting date. Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or US Dollar exchange rate.
Participant understands and agrees that, due to exchange control laws in China, Participant will be required to immediately repatriate to China the cash proceeds from the sale of any Shares acquired at vesting of the PSUs and any dividends received in relation to the Shares. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account to be approved by the local foreign exchange administration, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Participant in U.S. Dollars, Participant understands that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, Participant understands and agrees that Participant will be responsible for converting the proceeds into Renminbi Yuan at Participant’s expense.
If the proceeds are paid to Participant in local currency, Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to Participant through any such special account. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are received and the time the proceeds are distributed through any such special exchange account.
Exchange Control Notice Applicable to Participants in the PRC
Participant understand that exchange control restrictions may limit Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with his or her local bank prior to the vesting of the PSUs/sale of the Shares.
Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

Foreign Asset Reporting Information.
Effective from January 1, 2014, PRC residents are required to report to SAFE details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents, either directly or through financial institutions. Under these new rules, Participant may be subject to reporting obligations for the Shares or awards acquired under the Plan and Plan-related transactions. It is Participant's responsibility to comply with this reporting obligation and Participant should consult his/her personal tax advisor in this regard.
Participants in COLOMBIA
Labor Law Acknowledgement The following provision supplements Section 10 of the Award Agreement:
Participant acknowledges that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of “salary” for any purpose.
Exchange Control Notice
Investment and assets (such as Shares) held abroad must be registered with the Central Bank (Banco de la Republica) if the value of Participant’s aggregate investments and assets abroad (as of December 31 of the relevant fiscal year) equals or exceeds US$500,000. In addition, when Participant sells or otherwise disposes of any Shares acquired under the Plan, if the investment was registered with the Central Bank, Participant must cancel the registration no later than March 31 of the year following the year in which the Shares were sold. If Participant does not cancel the registration by the above-mentioned deadline, Participant will be subject to a fine.
Participants in THE Czech Republic
Exchange Control Notice
The Czech National Bank may require Participant to fulfill certain notification duties in relation to the opening and maintenance of a foreign account.
Because exchange control regulations change frequently and without notice, Participant should consult his or her personal legal advisor prior to the sale of Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with Czech exchange control laws, and neither the Company nor any Parent or Subsidiary will be liable for any resulting fines or penalties.
Participants in DENMARK
Exchange Control Notice
The establishment of an account holding Shares or an account holding cash outside Denmark must be reported to the Danish Tax Administration. The form which should be used in this respect may be obtained from a local bank. (Please note that these obligations are separate from and in addition to the securities/tax reporting obligations described below.)
Securities/Tax Reporting Notice
If Participant holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, Participant is required to inform the Danish Tax Administration about the account. For this purpose, Participant must file a Form V (Erklaering V) with the Danish Tax Administration. Both Participant and the bank/broker must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable broker or bank with which the account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage account and Shares deposited therein to the Danish Tax Administration as part of his or her annual income tax return. By signing the Form V, Participant authorizes the Danish Tax Administration to examine the account. A sample of the Form V can be found at the following website: www.skat.dk.
In addition, if Participant opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Participant is also required to inform the Danish Tax Administration about this account. To do so, Participant must also file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Participant and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year and not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, Participant acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of Participant’s annual income tax return. By signing the Form K, Participant authorizes the Danish Tax Administration to examine the account. A sample of Form K can be found at the following website: www.skat.dk.
Participants in FINLAND
There are no country-specific provisions.
Participants in GERMANY
Exchange Control Notice
Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of dividends), the report must be made by the 5th day of the month following the month in which the payment was received. Effective from September 2013, the report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for making this report.
Participant also must report any receivables or payables or debts in foreign currency exceeding €5,000,000 on a monthly basis.
PARTICIPANTS IN HONG KONG
Securities Law Notice
The grant of PSUs and the Shares issued upon vesting of the PSUs do not constitute a public offer of securities and are available only to eligible Employees.
Please be aware that the contents of the Agreement, including this Addendum, and the Plan have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the PSU award. If Participant is in any doubt about any of the contents of this Agreement, including this Addendum, or the Plan, Participant should obtain independent professional advice.
By accepting the PSU award, Participant agrees that in the event that the PSUs vest and Shares are issued to Participant within six months of the Date of Grant, Participant agrees that he or she will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.
Participants in HUNGARY
There are no country-specific provisions.
PARTICIPANTS IN INDIA
Exchange Control Notice
To the extent required by law, Participant must repatriate to India foreign currency that is due or has accrued (either by way of dividend or sales proceeds) and convert such amounts to local currency within a reasonable period of time (but not later than 90 days after receipt). If required by law, Participant also must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposited the foreign currency and Participant must deliver a copy of the FIRC to the Employer.
Because exchange control regulations can change frequently and without notice, Participant should consult his or her personal legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.
Foreign Assets Reporting Information
Participant is required to declare his or her foreign bank accounts and any foreign financial assets (including Shares held outside India) in Participant’s annual tax return.  It is Participant’s responsibility to comply with this reporting obligation and Participant should consult his or her personal advisor in this regard.
PARTICIPANTS IN IRELAND
Director Notification
If Participant is a director, shadow director1 or secretary of an Irish Subsidiary of the Company, he or she is subject to certain notification requirements under Section 53 of the Companies Act, 1990. He or she must notify the Irish Subsidiary or Affiliate of the Company in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., PSUs, Shares, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director, shadow director or secretary if such an interest exists at that time. This notification requirement also applies to any rights acquired by Participant’s spouse or minor children (under the age of 18).
PARTICIPANTS IN ITALY
Exchange Control Notice
The Participant must report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investments or investments

(including proceeds from the sale of Shares acquired under the Plan) held outside Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. The Participant is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on behalf of the Participant.
Data Privacy
This provision replaces the data privacy section in the Agreement:
Participant understands that the Company and his or her employer, as the Privacy Representative of the Company in Italy, may hold certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company or its Subsidiaries, affiliates or joint ventures details of all Awards or any other entitlement to shares of common stock awarded, canceled, vested, unvested or outstanding in Participant’s favor, and that the Company and his employer will process said data and other data lawfully received from a third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation.
Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that his denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect his ability to participate in the Plan. The Controller of personal data processing is Danaher Corporation, with registered offices at 2200 Pennsylvania Avenue, N.W. Suite 800W, Washington, DC 20037.
Participant understands that Personal Data will not be publicized, but it may be accessible by Participant’s employer and within the employer’s organization by its internal and external personnel in charge of processing, and by the data processor, if appointed. The updated list of processors and of the subjects to which Personal Data are communicated will remain available upon request at Participant’s employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Participant further understands that the Company or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom he or she may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the it is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Participant has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not; access and verify its contents, origin and accuracy; delete, update, integrate or correct Personal Data; or block or stop, for legitimate reason, Personal Data processing. To exercise privacy rights, Participant should contact his or her employer. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s employer human resources department.
Plan Document Acknowledgement
In accepting the PSU, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.
Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Tax Obligations; No Employment Contract; Nature of PSUs; Language; Governing Law and Venue; and the Data Privacy paragraph included in this Addendum.
PARTICIPANTS IN JAPAN
Exchange Control Notice
If the Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.
Foreign Asset Reporting Information
The Participant will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15th each year, beginning with March 15, 2013 for assets held outside Japan as of December 31, 2012. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to him or her and whether the requirement extends to any outstanding PSUs or Shares acquired under the Plan.
PARTICIPANTS IN KOREA
Exchange Control Notice
Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the sale proceeds back to Korea within eighteen months of the sale.
PARTICIPANTS IN MEXICO
Labor Law Acknowledgement
These provisions supplement the labor law acknowledgement contained in the Agreement:
By accepting the PSUs, Participant acknowledges that he or she understands and agrees that: (i) the PSU is not related to the salary and other contractual benefits granted to Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement
The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America, is solely responsible for the administration of the Plan and participation in the Plan and, in Participant’ case, the acquisition of Shares does not, in any way establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is the Subsidiary employing Participant, as applicable, nor does it establish any rights between Participant and the Employer.
Plan Document Acknowledgment
By accepting the PSU award, Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by signing the Agreement, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of PSUs, Section 15 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the PSUs.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral
Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:
Por medio de la aceptación de la PSU, quien tiene la PSU manifiesta que entiende y acuerda que: (i) la PSU no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al que tiene la PSU por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política
La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., United States of America, es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la PSU, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la PSU y la Compañía, ya que la participación en el Plan por parte del que tiene la PSU es completamente comercial y el único patrón es la Subsidiaria que esta contratando al que tiene la PSU, en caso de ser aplicable, así como tampoco establece ningún derecho entre el que tiene la PSU y el patrón.
Reconocimiento del Plan de Documentos
Por medio de la aceptación de la PSU, el que tiene la PSU reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, al firmar el Acuerdo, el que tiene la PSU reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento, Apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la PSU.
Finalmente, por medio de la presente quien tiene la PSU declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
PARTICIPANTS IN THE NETHERLANDS
Labor Law Acknowledgment
By accepting the PSU, Participant acknowledges that: (i) the PSU is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the PSU is not intended to replace any pension rights or compensation.
Securities Law Notice
Participant should be aware of the Dutch insider-trading rules which may impact the sale of Shares acquired under the Plan. In particular, Participant may be prohibited from effectuating certain transactions if he or she has inside information about the Company.
Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has "insider information" related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.
Given the broad scope of the definition of inside information, certain employees working at the Company or a Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.
In the case of any uncertainty about whether the Dutch insider-trading rules apply, Participant should consult his or her personal legal advisor.

Participants in New ZEALAND
There are no country-specific provisions.
Participants in NORWAY
There are no country-specific provisions.
Participants in POLAND
Exchange Control Notice
Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a specified threshold (currently €15,000) must be effected through a bank account in Poland. Participant should maintain evidence of such foreign exchange transactions for five years, in case of a request for their production by the National Bank of Poland.
Participants in ROMANIA
Exchange Control Notice
If Participant deposits the proceeds from the sale of Shares issued to him or her at vesting and settlement of the Shares in a bank account in Romania, Participant may be required to provide the Romanian bank with appropriate documentation explaining the source of the funds.
Participant should consult his or her personal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.
PARTICIPANTS IN RUSSIA
Securities Law Notice
Participant acknowledges that the Agreement, the grant of the PSUs, the Plan and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Participant acknowledges that he or she may hold Shares issued under the Plan in Participant’s account with the Company’s third party administrator in the U.S. However, in no event will Shares issued to Participant under the Plan be delivered to Participant in Russia.
Securities and Exchange Control Requirements
To comply with local securities and exchange control requirements, Participant must agree to certain special terms and conditions to participate in the Plan if Participant is a Russian employee working in Russia, including the following special terms and conditions:
(i)    Participant understands that the PSUs and Shares acquired under the Plan are to be issued and sold solely in the United States. Any Shares issued to Participant through the vesting of the PSUs shall be delivered to Participant's brokerage account in the United States, where such Shares must be held until the time of sale. In no event will Shares be delivered to Participant in Russia. The Agreement (including the Addendum), the Plan and all other materials you receive regarding the PSUs and participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of Shares under the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan documents are not offered or placed in public circulation in Russia;
(ii)    If Participant is a Russian national employee, he or she must repatriate to Russia the proceeds from the sale of Shares and any cash dividends, less any Tax-Related or other withholding obligations, received in relation to the PSUs within a reasonably short time of receipt. Such funds must be initially credited to Participant through a foreign currency account opened in Participant's name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) Participant must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing;
(iii)    Participant understands that the Company reserves the right to force the sale of Shares you receive through the vesting of any PSUs for the purpose of facilitating compliance with local securities and exchange control requirements; and
(iv)    Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with securities and/or exchange control requirements in Russia.
Data Privacy. This data privacy consent replaces the data privacy section of the Agreement:

1.Purposes for processing of the Personal Data		1. Цели обработки Персональных данных
1.1.	Granting to the Participant restricted share units or rights to purchase shares of common stock.	1.1.	Предоставление Субъектам персональных данных ограниченных прав на акции (PSU) или прав покупки обыкновенных акций.
1.2.	Compliance with the effective Russian Federation laws;	1.2.	Соблюдение действующего законодательства Российской Федерации;

2.The Participant hereby grants consent to processing of the personal data listed below		2.Субъект персональных данных настоящим дает согласие на обработку перечисленных ниже персональных данных
2.1.	Last name, first name, patronymic, year, month, date and place of birth, gender, age, address, citizenship, information on education, contact details (home address(es), direct office, home and mobile telephone numbers, e-mail address, etc.), photographs;	2.1.
Фамилия, имя, отчество, год, месяц, дата и место рождения, пол, возраст, адрес, гражданство, сведения об образовании, контактная информация (домашний(е) адрес(а), номера прямого офисного, домашнего и мобильного телефонов, адрес электронной почты и др.), фотографии;

2.2.	Information contained in personal identification documents (including passport details), tax identification number and number of the State Pension Insurance Certificate, including photocopies of passports, visas, work permits, drivers licenses, other personal documents;	2.2.
Сведения, содержащиеся в документах, удостоверяющих личность, в том числе паспортные данные, ИНН и номер страхового свидетельства государственного пенсионного страхования, в том числе фотокопии паспортов, виз, разрешений на работу, водительских удостоверений, других личных документов;

2.3.	Information on employment, including the list of duties, information on the current and former employers, information on promotions, disciplinary sanctions, transfer to other position / work, etc.;	2.3.
Информация о трудовой деятельности, включая должностные обязанности, информация о текущем и прежних работодателях, сведения о повышениях, дисциплинарных взысканиях, переводах на другую должность/работу, и т.д.;

2.4.	Information on the Participant’s salary amount, information on salary changes, on participation in employer benefit plans and programs, on bonuses paid, etc.;	2.4.
Информация о размере заработной платы Субъекта персональных данных, данные об изменении заработной платы, об участии в премиальных системах и программах Работодателя, информация о выплаченных премиях, и т.д.;

2.5.	Information on work time, including hours scheduled for work per week and hours actually worked;	2.5.	Сведения о рабочем времени, включая нормальную продолжительность рабочего времени в неделю и количество фактически отработанного рабочего времени;
2.6.	Information on potential membership of certain categories of employees having rights for guarantees and benefits in accordance with the Russian Federation Labor Code and other effective legislation;	2.6.	Сведения о принадлежности к определенным категориям работников, которым предоставляются гарантии и льготы в соответствии с Трудовым кодексом Российской Федерации и иным действующим законодательством;
2.7.	Information on the Participant’s tax status (exempt, tax resident status, etc.);	2.7.	Информация о налоговом статусе Субъекта персональных данных (освобождение от уплаты налогов, является ли налоговым резидентом и т.д.);
2.8.	Information on shares of Common Stock or directorships held by the Participant, details of all awards or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding;	2.8.
Информация об обыкновенных акциях или членстве в совете директоров Субъекта персональных данных, обо всех программах вознаграждения или иных правах на получение обыкновенных акций, которые были предоставлены, аннулированы, исполнены, погашены, непогашены или подлежат выплате.

2.9.	Any other information, which may become necessary to the Company in connection with the purposes specified in Clause 3 above.	2.9.	Любые иные данные, которые могут потребоваться Операторам в связи с осуществлением целей, указанных в п. 3 выше.
the “Personal Data”		далее – «Персональные данные»

3.1.The Participant hereby consents to performing the following operations with the Personal Data:		3.1.Субъект персональных данных настоящим дает согласие на совершение с Персональными данными перечисленных ниже действий:

3.1.1.	processing of the Personal Data, including collection, systematization, accumulation, storage, verification (renewal, modification), use, dissemination (including transfer), impersonalizing, blockage, destruction;	3.1.1.
обработка Персональных данных, включая сбор, систематизацию, накопление, хранение, уточнение (обновление, изменение), использование, распространение (в том числе передача), обезличивание, блокирование, уничтожение персональных данных;

3.1.2.	transborder transfer of the Personal Data to îperators located on the territory of foreign states. The Participant hereby confirms that he was notified of the fact that the recipients of the Personal Data may be located in foreign states that do not ensure adequate protection of rights of personal data subjects;	3.1.2.
трансграничная передача Персональных данных операторам на территории любых иностранных государств. Субъект персональных данных настоящим подтверждает, что он был уведомлен о том, что получатели Персональных данных могут находиться в иностранных государствах, не обеспечивающих адекватной защиты прав субъектов персональных данных;

3.1.3.	including Personal Data into generally accessible sources of personal data (including directories, address books and other), placing Personal Data on the Company's web-sites on the Internet.	3.1.3.	включение Персональных данных в общедоступные источники персональных данных (в том числе справочники, адресные книги и т.п.), размещение Персональных данных на сайтах Операторов в сети Интернет.
3.2.General description of the data processing methods used by the Company		3.2.Общее описание используемых Оператором(ами) способов обработки персональных данных
3.2.1.When processing the Personal Data, the Company undertakes the necessary organizational and technical measures for protecting the Personal Data from unlawful or accidental access to them, from destruction, change, blockage, copying, dissemination of Personal Data, as well as from other unlawful actions.

3.2.1. При обработке Персональных данных Операторы принимают необходимые организационные и технические меры для защиты Персональных данных от неправомерного или случайного доступа к ним, уничтожения, изменения, блокирования, копирования, распространения Персональных данных, а также от иных неправомерных действий.

3.2.2.Processing of the Personal Data by the Company shall be performed using the data processing methods that ensure confidentiality of the Personal Data, except where: (1) Personal Data is impersonalized; and (2) in relation to publicly available Personal Data; and in compliance with the established requirements to ensuring the security of personal data, the requirements to the tangible media of biometric personal data and to the technologies for storage of such data outside personal data information systems in accordance with the effective legislation.

3.2.2.Обработка Персональных данных Операторами осуществляется при помощи способов, обеспечивающих конфиденциальность таких данных, за исключением следующих случаев: (1) в случае обезличивания Персональных данных; (2) в отношении общедоступных Персональных данных; и при соблюдении установленных требований к обеспечению безопасности персональных данных, требований к материальным носителям биометрических персональных данных и технологиям хранения таких данных вне информационных систем персональных данных в соответствии с действующим законодательством.

4.Term, revocation procedure		4.Срок, порядок отзыва

This Statement of Consent is valid for an indefinite term. The Participant may revoke this consent by sending to Company a written notice at least ninety (90) days in advance of the proposed consent revocation date. The Participant agrees that during the specified notice period the Company is not obliged to cease processing of Personal Data or destroy the Personal Data of the Participant.

Настоящее согласие действует в течение неопределенного срока. Субъект персональных данных может отозвать настоящее согласие путем направления Оператору(ам) письменного(ых) уведомления(ий) не менее чем за 90 (девяносто) дней до предполагаемой даты отзыва настоящего согласия. Субъект персональных данных соглашается на то, что в течение указанного срока Оператор(ы) не обязан(ы) прекращать обработку персональных данных и уничтожать персональные данные Субъекта персональных данных.

PARTICIPANTS IN SINGAPORE
Securities Law Notice
The grant of the PSU is being made on a private basis and is, therefore, exempt from registration in Singapore.
The Participant should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares (e.g., PSUs) under the Plan. Under the Singapore insider-trading rules, the Participant is prohibited from selling Shares when he or she is in possession of information which is not generally available and which the Participant knows or should know will have a material effect on the price of shares once such information is generally available.
Director Notification
If Participant is a director of a Singapore Subsidiary of the Company, Participant must notify the Singapore Subsidiary in writing within two days of Participant receiving or disposing of an interest (e.g., PSUs, Shares) in the Company or any Subsidiary or within two days of becoming a director if such an interest exists at the time. This notification alert also applies to an associate director of the Singapore Subsidiary and to a shadow director of the Singapore Subsidiary (i.e., an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the “directions and instructions” of the individual).
Participants in SLOVAK REPUBLIC
Foreign Asset Reporting Information
If the Participant permanently resides in the Slovak Republic and, apart from being employed, carries on business activities as an independent entrepreneur (in Slovakian, podnikatel), the Participant will be obligated to report his or her foreign assets (including any foreign securities) to the National Bank of Slovakia (provided that the value of the foreign assets exceeds an amount of €2,000,000). These reports must be submitted on a monthly basis by the 15th day of the respective calendar month, as well as on a quarterly basis by the 15th day of the calendar month following the respective calendar quarter, using notification form DEV (NBS) 1-12, which may be found at the National Bank of Slovakia’s website at www.nbs.sk.
Participants in SLOVENIA
There are no country-specific provisions.
Participants in SOUTH AFRICA

Withholding Taxes. This provision supplements Section 7(a) of the Agreement:
By accepting the PSUs, Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting or payment of the PSUs. If Participant fails to advise the Employer of the gain realized at vesting, Participant may be liable for a fine. Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Notice
Participant is solely responsible for complying with applicable South African exchange control regulations. Since the exchange control regulations change frequently and without notice, Participant should consult Participant’s legal advisor prior to the acquisition or sale of Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor any Parent or Subsidiary will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.
PARTICIPANTS IN SPAIN
Nature of Plan
This provision supplements Section 15 of the Agreement. In accepting the grant, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant PSUs under the Plan to individuals who may be Employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Subsidiary on an ongoing basis. Consequently, Participant understands that the PSUs are granted on the assumption and condition that the PSUs and the Shares issued upon vesting of the PSUs shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that the grant of the PSUs would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any PSU grant shall be null and void.
Exchange Control Notice
Participant must declare the acquisition of shares to the Direccioìn General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry for statistical purposes. Participant must also declare ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, if Participant wishes to import the ownership title of the shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI. The sale of the shares must also be declared to the DGCI by means of a form D-6 filed in January. The form D-6, generally, must be filed within one month after the sale if Participant owns more than 10% of the share capital of the Company or his or he investment exceeds €1,502,530.
When receiving foreign currency payments in excess of €50,000 derived from the ownership of shares (i.e., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the institution with the following information: (i) Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.
Translations of the Agreement and this Addendum in Spanish can be provided to Participant upon request.
Se le facilitará una traducción al castellano de la documentación del incentivo (Award) si así lo solicitase.
Effective January 1, 2013, Participant will be required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the Shares held, depending on the amount of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.
Foreign Assets Reporting Information
Effective January 1, 2013, there is a reporting requirement for assets or rights deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of Shares acquired under the Plan) if the value of such right or assets exceeds €50,000 on an individual basis. This new obligation applies to rights and assets held as of December 31 and requires that information on such rights and assets be included in your tax return filed with the Spanish tax authorities the following year.
Participants in SWEDEN
There are no country-specific provisions.
PARTICIPANTS IN SWITZERLAND
Securities Law Notice
The grant of the PSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.
PARTICIPANTS IN TAIWAN
Exchange Control Notice
If Participant is a resident of Taiwan (including an expatriate holding an Alien Resident Certificate), he or she may acquire foreign currency and remit the same out of or into Taiwan up to US$5 million per year without justification. If Participant is an expatriate employee who does not have an Alien Resident Certificate, he or she may remit into Taiwan and convert to local currency up to US$100,000 at each remittance with no annual limitation. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant also must provide supporting documentation to the satisfaction of the remitting bank.
PARTICIPANTS IN THAILAND

Exchange Control Notice
Participant must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is US$20,000 or more, Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.
If Participant does not comply with this obligation, Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Participant should consult a legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor any Parent or Subsidiary will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.
Participants in TURKEY
Securities Law Notice
Under Turkish law, the Participant is not permitted to sell Shares acquired under the Plan in Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey and the Shares may be sold through this exchange.
Exchange Control Notice
The Participant may be required to engage a Turkish financial intermediary to assist with the sale of Shares acquired under the Plan. To the extent a Turkish financial intermediary is required in connection with the sale of any Shares acquired under the Plan, the Participant is solely responsible for engaging such Turkish financial intermediary. The Participant should consult his or her personal legal advisor prior to the vesting of the PSUs or any sale of Shares to ensure compliance with the current requirements.
Participants in UNITED ARAB EMIRATES
Securities Law Notice
Participation in the Plan is being offered only to selected Participants and is in the nature of providing equity incentives to Participants in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such Participants and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If Participant does not understand the contents of the Plan and the Award Agreement, Participant should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
PARTICIPANTS IN THE UNITED KINGDOM
Withholding Taxes. The following replaces Section 7(a) of the Agreement in its entirety:
(a)    Withholding Taxes. Regardless of any action the Company or any Subsidiary employing Participant (the “Employer”) take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, release or assignment of any PSU (the “Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax Related Items associated with the PSUs is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant or vesting of the PSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
As a condition of the issuance of Shares upon vesting of the PSU, the Company and/or the Employer shall be entitled to withhold and Participant agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by Participant by one or a combination of the following: (i) require Participant to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to Participant upon vesting of the PSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the PSUs; or (v) withholding in Shares otherwise issuable to Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event.
Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event, or, if the Chargeable Event occurs on or after April 6, 2014, within 90 days after the end of the UK tax year in which the Chargeable Event occurs, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Participant agrees that the amount of any uncollected Tax-Related Items shall (assuming Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.